EXHIBIT 10.9
October 27, 2006
Mr. Peter Leger
1221 Ash Lawn Drive
Lake Forest, IL 60045
Dear Peter:
You are entering into an Employment Agreement dated as of October 27, 2006 to serve as the Chief Executive Officer and President of MSX International, Inc. (the “Company”) As we have discussed, given the Company’s current refinancing issues, it would be very difficult to construct an Equity Incentive Program that would provide a meaningful incentive and return to you. We wish to confirm in writing to you our discussions regarding an Equity Incentive Plan. Upon completion of a successful refinancing of the Company’s debt, the Company’s Board of Directors will develop and implement, in consultation with you, an Equity Incentive Plan designed to provide you value of $5,000,000.00 with potential for further upside in equity value (to be mutually defined by the parties) upon a successful exit in a normal 3 to 5 year timeframe, and that is structured in a manner that is tax efficient for the participants in such plan. We also agree that any stock or stock units issued to you will have a four-year vesting period, with such vesting to be accelerated upon a change of control (to be mutually defined by the parties) of the Company, and such stock or stock units will be issued to you on such other terms as are reasonably acceptable to you.
We look forward to your joining MSX International, Inc. and are excited about all that you bring to the Company.
Very truly yours,
Charles E. Corpening
Partner